Exhibit 99.1

Company Contacts:	Dr. Steven Tsengas, CEO
or
John G. Murchie, VP/Treasurer
(440) 354-6500

For Immediate Release:
• Achieves Record Sales and Profits
• 2005 Sales Up 21%
• 2005 Net Income Up 1,865%

• Pet Zone Acquisition Progresses Favorably

• Launches Over Two Dozen Exciting, Proprietary Products at Global Pet Exposition on March 23, 2006

Fairport Harbor, OH – March 28, 2006: OurPet’s Company (OPCO OTCBB) today reported financial results for its fourth quarter and year ended December 31, 2005. Dr. Steven Tsengas, President and CEO stated, “Our results for the Fourth Quarter and the Year were very encouraging and provide a strong base for future growth in sales and profits. Barring any major negative economic impact, we feel that we should be able to continue growing substantially faster than the pet industry average due to our recent Pet Zone acquisition, strong customer acceptance of our new products such as the Signature Series Fashionable Feeders, Healthy Diner 4”, Flex-O-Lids, Durapet Bowls for cats and small animals and new Play-N-Squeak Characters, expansion of our sales department, continued growth of our current clients and expansion into new domestic and overseas market segments.“ The new products can be viewed by requesting the 2006 Product Catalog or on our Website within about a month.

Net sales for the fourth quarter were $1,588,000 compared to $1,350,000 for the prior year fourth quarter. The income from operations was $105,000 compared to income from operations for the prior year of $74,000. The net income for the fourth quarter was $84,000 compared to net income of $59,000 for the prior year.

For the year net sales were a record $6,566,000, an increase of 21% compared to $5,445,000 for the prior year. The income from operations was $334,000 compared to income from operations for the prior year of $69,000 for an improvement of $265,000. The net income for the current year was $254,000, an increase of 1,865% compared to net income of $13,000 for the prior year. Earnings per share were $.02 vs. $.00 for 2004. EBITDA for 2005 was $583,000 compared to $299,000 the previous year or an improvement of 95%.

The following table summarizes financial highlights for the Fourth Quarter and Year:

	Fourth Quarter		Year
	2005	2004	2005	2004
Net Sales	$1,588,034	$1,350,345	$6,566,407	$5,445,049
Gross Profit	471,918	396,014	1,821,323	1,458,036
Income From Operations	104,693	73,519	333,972	69,175
Net Income	83,968	59,122	254,238	12,940
Earnings Per Share*	0.01	0.01	0.02	0.00

*	Basic and diluted net income per common share after dividend requirements for preferred stock.

As previously reported, on January 3, 2006, OurPet’s purchased substantially all the assets of Pet Zone Products. The acquisition strengthens OurPet’s’ position in the feeder category while providing an entry into such new product categories as bird feeders and waste management products and also such market segments as E-commerce and catalogs. Since the acquisition we have consolidated operations and distribution to realize cost savings which will be reflected in future results. We continue pursuing additional strategic acquisitions in the $1-5 million range.

OurPet’s designs, produces and markets in the USA and overseas a broad line of innovative, high-quality accessory and consumable pet products. Investors and customers may visit www.ourpets.com for more information about the company and its products. The American Pet Products Manufacturers’ Association APPMA * estimates that the pet industry will expand to $35.9 billion in 2005 vs. 17 billion in 1994, making it the seventh largest industry in the USA and 60 percent larger than the toy industry.

*	APPMA, 2005/2006 National Pet Owners Survey

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Year Ended December 31,		For the Quarter Ended December 31,
	2005	2004	2005	2004
Net revenue	$6,566,407	$5,445,049	$1,588,034	$1,350,345
Less: Costs and expenses
Cost of goods sold	4,745,084	3,987,013	1,116,116	954,331
Selling, general and administrative expenses	1,487,351	1,388,861	367,225	322,495
Other income and expense	(1,331)	(2,294)	5,575	2
Interest expense	(78,403)	(53,941)	(26,300)	(14,399)

Net income	$254,238	$12,940	$83,968	$59,122

Basic and Diluted Net Income Per Common
Share After Dividend Requirements For Preferred Stock	$0.02	—	$0.01	$0.01

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
ASSETS
Cash and equivalents	$6,477	$28,989
Receivables, net	930,772	701,033
Inventories	2,060,172	1,425,652
Prepaid expenses	98,964	112,752

Total current assets	3,096,385	2,268,426
Property and equipment, net	862,719	744,348
Other	218,976	222,722

Total assets	$4,178,080	$3,235,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings and current maturities of long-term debt	$1,219,185	$711,920
Accounts payable	867,612	631,534
Accrued expenses	150,687	93,903

Total current liabilities	2,237,484	1,437,357
Long-term debt	22,843	134,624
Stockholders’ Equity	1,917,753	1,663,515

Total liabilities and stockholders’ equity	$4,178,080	$3,235,496

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to manage its operating expenses and realize operating efficiencies, (2) the company’s ability to maintain and grow its sales with existing and new customers, (3) the company’s ability to retain existing members of its senior management team and to attract additional management employees, (4) the company’s ability to manage fluctuations in the availability and cost of key materials and tools of production, (5) general economic conditions that might impact demand for the company’s products, (6) competition from existing or new participants in the pet products industry, (7) the company’s ability to design and bring to market new products on a timely and profitable basis, (8) challenges to the company’s patents or trademarks on existing or new products, or (9) the company’s ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

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